DATED March 31, 2016
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-195039
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, FLOATING RATE NOTES DUE 2018 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, Floating Rate Notes Due 2018
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date:	March 31, 2016
Settlement Date (Original Issue Date):	April 5, 2016
Maturity Date:	February 23, 2018
Principal Amount:
$125,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $300,000,000 aggregate principal amount of Medium-Term Notes, Series H, Floating Rate Notes Due 2018 issued by us on February 25, 2016. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series H, Floating Rate Notes Due 2018 and will trade interchangeably with the previously issued Medium-Term Notes, Series H, Floating Rate Notes Due 2018 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series H, Floating Rate Notes Due 2018 will be $425,000,000.

Price to Public (Issue Price):	100.547%, plus accrued interest
Dealer’s Commission:	0.175% (17.5 basis points)
Accrued Interest:	$184,597.22
All-in-price:	100.372%, plus accrued interest
Net Proceeds to Issuer:	$125,465,000, plus accrued interest
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+70 basis points (0.700%)
Discount Margin:	+42 basis points (0.420%)
Index Maturity:	Three Months
Interest Rate Calculation:	3 Month USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to February 25, 2016 plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 23rd of February, May, August and November of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 23rd of February, May, August and November of each year, commencing May 23, 2016 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Citigroup Global Markets Inc. (23.36%)

Merrill Lynch, Pierce, Fenner & Smith Incorporated (23.36%)
Société Générale (23.36%)

Société Générale will not effect any offers or sales of any notes in the United States unless it is through its U.S. registered broker-dealer, SG Americas Securities, LLC, as permitted by the regulations of FINRA.

Co-Managers:	ANZ Securities, Inc. (2.72%)
BBVA Securities Inc. (2.72%)
BNP Paribas Securities Corp. (2.72%)
Deutsche Bank Securities Inc. (2.72%)
ING Financial Markets LLC (2.72%)
Lloyds Securities Inc. (2.72%)
RBC Capital Markets, LLC (2.72%)
Scotia Capital (USA) Inc. (2.72%)
TD Securities (USA) LLC (2.72%)
U.S. Bancorp Investments, Inc. (2.72%)
The Williams Capital Group, L.P. (2.72%)
Billing and Delivery Agent:	Société Générale
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L6Q9

Other Provisions:
Supplemental United States Federal Income Tax Considerations
The following supplements the disclosure in the accompanying prospectus supplement under the heading “Certain United States Federal Income Tax Consequences” and is subject to the limitations and exceptions set forth therein.

A United States holder will be taxable on interest on its note as ordinary income at the time the interest is received or accrued, depending on the United States holder’s method of accounting for tax purposes.  However, the portion of the first interest payment on a note that represents a return of the accrued interest that a United States holder paid upon the purchase of the notes (“Pre-Issuance Accrued Interest”) will not be treated as an interest payment for United States federal income tax purposes, but will instead be excluded from income and will reduce such United States holder’s basis in the note by such amount.

Pursuant to Treasury regulations and other published guidance, Foreign Account Tax Compliance Act (FATCA) withholding (as described in the prospectus supplement under the caption entitled “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance”) currently applies to interest payments made on the notes and is expected to apply to payments of gross proceeds from the sale or other disposition of the notes after December 31, 2018.

Notice to Prospective Investors in Canada
The notes may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or Société Générale collect at +44 (0)20 7676 7329.